Exhibit 99.1

LogicBio Therapeutics Reports Third Quarter 2020 Financial Results and Provides Business Update

- IND for LB-001 in methylmalonic acidemia (MMA) cleared in August 2020, with first patient in Phase

1/2 SUNRISE trial expected to be enrolled in early 2021

- Fast Track designation for LB-001 in MMA received in November 2020

- First follow-on offering post-IPO closed in October 2020

LEXINGTON, Mass., Nov. 9, 2020 (GLOBE NEWSWIRE) — LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio or the Company), a company dedicated to extending the reach of genetic medicine with pioneering targeted delivery platforms, today reported financial results for the quarter ended September 30, 2020 and provided a business update.

“LogicBio has recently marked several important achievements, which could set the stage for exciting news from our company in the quarters to come,” said Frederic Chereau, President and CEO. “Over the last several months, LogicBio made significant advances in its LB-001 program in methylmalonic acidemia (MMA), with the clearance of the IND and the receipt of Fast Track designation for LB-001 in MMA. Following our $48.3 million follow-on public offering in early October, we believe we are well-positioned financially to deliver on our upcoming milestones.” Mr. Chereau continued, “The Phase 1/2 SUNRISE trial is designed to treat MMA patients at a young age when gene editing could potentially make a meaningful, life-long difference. We continue to anticipate the enrollment of our first patient in the SUNRISE trial in early 2021, and we eagerly look forward to updating both the clinical community and investors of our progress as 2021 unfolds.” Mr. Chereau concluded by saying, “In addition to our exciting clinical program, we have extended our collaboration with the Children’s Medical Research Institute of Australia to continue to develop our Next Generation Capsid platform, which has already yielded novel liver-tropic capsids that we believe are superior to ones that are currently used in the clinic. We also anticipate sharing further data on our novel capsids in early 2021.”

Anticipated LogicBio Milestones for 2021:

LB-001 for MMA

•	Early 2021: First patient enrollment in Phase 1/2 SUNRISE trial

•	Mid 2021: Operational update on dose escalation and age de-escalation

•	Mid 2021: Data from retrospective natural history study in MMA

•	Late 2021: Interim data from SUNRISE trial

Pipeline

•	Early 2021: Translational data on GeneRide and Next Generation Capsid Platforms

•	2021: Nomination of next internal development candidate

Third Quarter 2020 Financial Results

Three Months Ended September 30, 2020 and 2019

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R&D Expenses: Research and development expenses for the three months ended September 30, 2020 were $5.5 million, compared to $8.9 million for the three months ended September 30, 2019. The decrease of approximately $3.4 million was primarily due to a decrease of approximately $3.8 million in external development and manufacturing expenses for our lead product candidate, LB-001. This decrease was partially offset by an increase of $0.5 million in other research and development expenses as we increased our overall research and development activities related GeneRide and our Next Generation Capsids.

•

G&A Expenses: General and administrative expenses were $3.2 million for the three months ended September 30, 2020, compared to $2.2 million for the three months ended September 30, 2019. The increase of approximately $1.0 million was primarily driven by an increase of $0.4 million in stock-based compensation expense and a $0.4 million increase in legal fees and professional services.

•

Net Loss: Net loss was $8.0 million, or $0.34 per share, for the three months ended September 30, 2020, compared to a net loss of $10.9 million, or $0.48 per share, for the three months ended September 30, 2019.

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Cash Position and Financial Guidance: As of September 30, 2020, we had cash and cash equivalents of $32.3 million, which we believe, combined with the net proceeds of $45.2 million from our October follow-on offering, will be sufficient to fund our operating expenses and capital expenditures for at least the next twelve months.

About LogicBio Therapeutics

LogicBio Therapeutics is dedicated to extending the reach of genetic medicine with pioneering targeted delivery platforms. LogicBio’s proprietary genome editing technology platform, GeneRide, enables the site-specific integration of a therapeutic transgene without nucleases or exogenous promoters by harnessing the native process of homologous recombination. LogicBio has received FDA clearance for the first-in-human clinical trial of LB-001, a wholly owned genome editing program leveraging GeneRide for the treatment of methylmalonic acidemia. Patient enrollment is expected to begin in early 2021. In addition, LogicBio has a collaboration with Takeda to research and develop LB-301, an investigational therapy leveraging GeneRide for the treatment of the rare pediatric disease Crigler-Najjar syndrome.

LogicBio is also developing a Next Generation Capsid platform for use in gene editing and gene therapies. Data presented have shown that the capsids deliver highly efficient functional transduction of human hepatocytes with improved manufacturability with low levels of pre-existing neutralizing antibodies in human samples. Top-tier capsid candidates from this effort demonstrated significant improvements over benchmark AAVs currently in clinical development. LogicBio is developing these highly potent vectors for internal development candidates and potentially for business development collaborations.

LogicBio is headquartered in Lexington, Mass. For more information, please visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including those related to the Company’s plans to initiate, advance and complete its planned Phase 1/2 SUNRISE clinical trial of LB-001 in MMA and the potential benefits to patients of LB-001; the timing, progress and results of the Company’s research and development activities, including those related to the GeneRide technology platform and Next Generation Capsid Program; its plans for LB-301 in Crigler-Najjar; and the sufficiency of our cash on hand to fund our operating expenses and capital expenditures. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. In particular, the impact of the COVID-19 pandemic on the Company’s ability to progress with its research, development, manufacturing and regulatory efforts, including the Company’s plans to initiate, advance and complete its Phase 1/2 clinical trial for LB-001 in MMA, and the value of and market for the Company’s common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on March 16, 2020 with the SEC, the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020, and the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of
	September 30, 2020	December 31, 2019
Cash, cash equivalents and investments	$32,285	$50,647
Other assets	9,521	5,013

TOTAL ASSETS	$41,806	$55,660

Accounts payable, accrued expenses and other liabilities	$19,515	$13,373
Stockholders’ equity	22,291	42,287

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$41,806	$55,660

Logic Bio Therapeutics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUE
Service revenue	$926	$—	$2,912	$—

Total revenue	926	—	2,912	—
OPERATING EXPENSES
Research and development	5,492	8,858	18,560	22,278
General and administrative	3,200	2,175	9,421	7,331

Total operating expenses	8,692	11,033	27,981	29,609

LOSS FROM OPERATIONS	(7,766)	(11,033)	(25,069)	(29,609)

OTHER INCOME (EXPENSE), NET:
Interest income	2	389	179	1,243
Interest expense	(276)	(271)	(821)	(271)
Other income (expense), net	1	(3)	(10)	(4)

Total other (expense) income, net	(273)	115	(652)	968

Loss before income taxes	(8,039)	(10,918)	(25,721)	(28,641)
Income tax provision	—	—	—	(22)

Net loss	$(8,039)	$(10,918)	$(25,721)	$(28,663)

Net loss per share—basic and diluted	$(0.34)	$(0.48)	$(1.10)	$(1.27)

Weighted-average common stock outstanding—basic and diluted	23,599,052	22,677,205	23,367,804	22,491,282

Contact:

Matthias Jaffe

Chief Financial Officer

mjaffe@logicbio.com

(617) 245-0399